                                                                    EXHIBIT 99.1

                          [O I CORPORATION LETTERHEAD]

                                                              Investor Relations
                                                                   Jane A. Smith


NEWS RELEASE

                            O.I. CORPORATION ACQUIRES
                          GENERAL ANALYSIS CORPORATION


         College Station, Texas, January 28, 1999 -- O.I. Corporation today announced it has purchased certain assets and assumed certain liabilities of General Analysis Corporation ("GAC") headquartered in South Norwalk, Connecticut. The acquisition will be accounted for as an asset purchase and will consist of a cash payment, assumption of certain liabilities, and earn-out based on future sales of GAC products.

         GAC believes it is the leading supplier of monitors to measure dissolved Brix (sugar), diet syrup and carbon dioxide in beverage streams. GAC has sold in excess of 1,000 Beverage Monitoring Systems to beverage bottlers, including bottlers of both Coca-Cola and Pepsi, who use the Beverage Monitor and COLA 2000 Windows-based software for continuous on-line monitoring. GAC also sells air and gas monitors that are used by the chiller/refrigerant industry for the rapid detection of low-level refrigerant leaks.

         OI believes the names General Analysis Corporation and GAC to be valuable assets and plans to do business as General Analysis Corporation and GAC. GAC has an office in the United Kingdom and Singapore, and we expect to continue business in both locations and to retain GAC's worldwide network of approximately 50 representatives and distributors. GAC reports that approximately 40-50% of their sales are international.

         GAC, founded in 1979 by Paul A. Wilks, Jr., designs, manufactures, and markets infrared gas and liquid analytical instruments and accessories used in laboratories, in-line and on-line liquid analysis and gas analysis in field monitoring applications. GAC claims their Infrared Filtometers are among the most advanced infrared analytical devices available in terms of sensitivity, precision, and long-term reliability.

William W. Botts, president of OI, said,

                  "We believe the acquisition of GAC is consistent with the Company's strategy to add new markets, new product technology, and core competencies. Our research indicates GAC is a clear market leader in on-line monitoring of beverages and has a blue chip customer base. We believe GAC's on-line liquid handling technology will be very beneficial in our efforts to adapt OI laboratory products to on-line monitoring of wastewater, drinking water, and ultra-pure water for applications in the environmental, chemical, and pharmaceutical industries.

                  GAC's air monitoring technology will broaden the Company's existing product line, which performs numerous continuous monitoring applications in the field of air toxics such as chemical warfare agent detection.

                  We are excited about the future prospects of this purchase."

         O.I. Corporation is an emerging company that provides products for chemical analysis in solids, liquids, and gases. The Company's products are used in environmental analysis and by the pharmaceutical, chemical, petrochemical, semiconductor, power generation, food, beverage, and defense industries.

         OI serves the U.S. market with a direct sales and service organization and worldwide through authorized representatives and distributors in more than 50 countries.


This press release includes certain forward-looking statements. All statements in this release concerning what the Company believes or anticipates may occur are forward-looking statements. Such statements are subject to a number of assumptions and uncertainties, many of which are beyond the Company's control and are discussed in the Company's 10-K filed with the SEC. Such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements.

                     LEARN MORE ABOUT OI ON OUR WEB SITE AT:
                                  WWW.OICO.COM